EXHIBIT 5.1

[Pillsbury Winthrop LLP Letterhead]

November 5, 2004

California Micro Devices Corporation

430 N. McCarthy Blvd., #100

Milpitas, California 95035-112

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by California Micro Devices Corporation, a California corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to up to 1,438,057 shares of the Company’s no par value common stock issuable under the 2004 Omnibus Incentive Compensation Plan, it is our opinion that all such shares have been duly authorized and, when issued and sold in accordance with such plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP